UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

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QUAD M SOLUTIONS, INC.
(Name of Registrant as Specified In Its Charter)

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INFORMATION STATEMENT

Quad M Solutions, Inc.

122 Dickinson Avenue

Toms River, NJ 08753

Tel: (732) 423-5520

To Our Stockholders:

This Notice and the accompanying Definitive Information Statement has been filed with the Securities and Exchange Commission (the SEC”) and is being furnished, pursuant to Section 14C of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to the holders of Common Stock, par value $0.001 per share (the “Common Stock”) and to the holder (the “Preferred Stockholder”) of Series B Super Voting Preferred, par value $0.10 per share (the “Super Voting Preferred Stock”) of Quad M Solutions, Inc., an Idaho corporation (the “Corporation”), in connection with corporate actions taken by the Board of Directors of the Corporation (the “Board”) and the holder of a majority of the issued and outstanding voting capital stock of the Corporation, evidenced by the one (1) outstanding share of Super Voting Preferred Stock having the power to vote with the holders of Common Stock (the “Majority Consenting Stockholders”), which actions were approved by written consent on November 18, 2019 (the “Joint Written Consent”), a copy of which is attached as Exhibit A hereto, pursuant to the provisions of the Idaho Code, Sections 30-29-821 and 30-29-1003, to:

authorize our Board of Directors to effect one reverse stock split of our outstanding Common Stock, $0.001 par value per share, at any ratio up to 1-for-100, at such time as our Board of Directors shall determine, in its sole discretion, before December 31, 2020 (the “Reverse Stock Split”).

The Corporation has received a written consent in lieu of a meeting of certain persons who are the holders of a majority of the Company’s shares of voting capital stock, consisting of the sole holder of the Super Voting Preferred Stock (the “Super Voting Preferred Stockholder”). The Super Voting Preferred Stockholder is entitled to vote on all matters subject to a vote or written consent of the holders of the Company’s Common Stock, and on all such matters, the one (1) outstanding share of Super Voting Preferred Stock a number of votes equal to 51% of the total number of votes that all issued and outstanding shares of Common Stock and all other securities of the Company are entitled to, as of any such date of determination, voting together as a single class, on a fully diluted basis, it being the intention that the Super Voting Preferred Stockholder shall have effective voting control of the Company, on a fully diluted basis.

We have attached as Exhibit B hereto a form of the proposed Articles of Amendment to the Articles of Incorporation to implement the Reverse Stock Split, which was ratified and approved by the joint Written Consent pursuant to the provisions of Section 30-29-1003 of the Idaho Code. The action to be taken pursuant to the Joint Written Consent, attached as Exhibit A hereto, shall be taken at such future date as determined by the board of directors of the Corporation (the “Board”), as evidenced by the filing of the Articles of Amendment with the Secretary of State of the State of Idaho, but in no event earlier than the 20th day after the Definitive Information Statement is mailed or furnished to the stockholders of record as of November 18, 2019.

This Information Statement contains a brief summary of the material aspects of the Reverse Stock Split approved by the Board of Quad M Solutions, Inc. (the “Corporation,” “we,” “our” or “us”) and the holder of Series B Super Voting Preferred Stock, which have voting rights to vote together with the holders of Common Stock, and constitute a majority of the voting power of the Corporation’s voting capital stock.

Authorized Capital Stock

Our Articles of Incorporation, as amended, provide to authorized capital stock consisting of: (i) 900,000,000 shares of common stock, par value $0.001 (“Common Stock”), of which 69,575,734 shares are issued and outstanding; and (ii) 10,000,000 shares of preferred stock, par value $.10 per share (“Preferred Stock”), of which 818,183 shares of Preferred Stock are issued and outstanding.

On November 5, 2018, the Board authorized and approved the issuance of one (1) share of a Series B Super Voting Preferred Voting Stock (“Super Voting Preferred Stock”) with a 51% voting designation. Upon the filing of the Certificate of Designation with the State of Idaho on March 21, 2019, the Super Voting Preferred Stock, became immediately and automatically entitled to vote together with the holders of our Common Stock upon all matters that may be submitted to holders of our Common Stock for a vote, and on all such matters, a number of votes equal to 51% of the total number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation, from time to time, as of any such date of determination, on a fully diluted basis.

On March 22, 2019 the Company entered into two separate Share Exchange Agreements pursuant to which it agreed to acquire 100% of the capital stock of two newly organized entities, NuAxess 2, Inc., a Delaware corporation, and PR345, Inc., a Texas corporation, both private companies, in consideration for the issuance of 400,000 shares of Series C Preferred Stock, issued to the control shareholders of each of NuAxess and PR345, and 400,000 shares of Series D Preferred Stock, issued to the minority, non-control shareholders of the two entities. On April 9, 2019, the Board authorized and approved this issuance and sale to an institutional investor of 18,182 newly authorized shares of Series E Convertible Preferred Stock for $150,000. The Series C, Series D and Series E Convertible Preferred Stock have no voting rights with respect to matters related to our Common Stock.

The Series C, Series D and Series E Convertible Preferred Stock are referred to collectively, as the “Non-Voting Preferred Stock. As of November 18, 2019, the Company has 818,183 Non-Voting Preferred Stock outstanding.

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This Information Statement is being sent to you, as a shareholder of record on November 18, 2019 (the “Record Date”) for information purposes only and you are not required to take any action.

By Order of the Board of Directors:

/s/ Pat Dileo
Name:	Pat Dileo
Title:	Chairman and Chief Executive Officer

November 29, 2019

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ACTION TAKEN BY THE BOARD OF DIRECTORS AND MAJORITY CONSENTING STOCKHOLDERS

AMENDMENT TO THE ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

On November 18, 2019, the Board and the Majority Consenting Stockholders executed the Joint Consent, approving the filing with the State of Idaho of the Articles of Amendment to effect a Reverse Stock Split of our outstanding Common Stock, $0.001 par value per share, at any ratio up to 1-for-100, at such time as our Board of Directors shall determine, in its sole discretion, before December 31, 2020.

The Company’s Board of Directors unanimously approved the Reverse Stock Split of the issued and outstanding shares of Common Stock, including shares of Common Stock reserved for issuance, in a ratio and at such time as our Board of Directors shall determine, in its sole discretion, before December 31, 2020, not to exceed a one-for-one hundred (1:100) basis. The Board of Directors decided that it is in the best interests of the Company and its stockholders to extend the time to determine the ratio of the Reverse Stock Split before December 31, 2020 in order to: (i) evaluate the success of its capital raising efforts; and (ii) the growth of its operations during the period.

The Corporate Action, which provides for the implementing the Reverse Split, was based upon and approved by the Joint Written Consent of the Board of Directors and Majority Consenting Stockholders dated November 18, 2019, a copy of which is attached hereto as Exhibit A.

Material Terms of the Reverse Split

As of November 18, 2019, the Record Date, and the date of filing of this Information Statement, the Company currently has 69,575,734 issued and outstanding shares of Common Stock, which does not include shares of Common Stock reserved for issuance underlying certain convertible notes. In addition, the Company has issued and outstanding 1 share of Super Voting Preferred Stock entitled to fifty-one percent (51%) of the total votes on all such matters regardless of the actual number of shares of Super Voting Preferred Stock then outstanding, and the holders of Common Stock and any other shares entitled to vote being entitled to their proportional share of the remaining 49% of the total votes based on their respective voting power

The holder of the Super Voting Preferred Stock having an aggregate of 51% of the total voting power of all issued and outstanding voting shares of the Company, have executed the Joint Written Consent, attached as Exhibit A hereto. The holders of the Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class.

In the event that the Board of Directors implements a one-for one hundred (1:100) Reverse Stock Split, the maximum authorized by the Joint Written Consent, of which there can be no assurance, there will approximately 695,757 shares of Common Stock issued and outstanding, excluding the shares reserved for issuance with respect to outstanding convertible notes. As of November 18, 2019, the number of shares reserved for issuance with respect to outstanding convertible notes is 294,738,448.

The Board of Directors believes that the Reverse Stock Split will effect all holders of shares of Common Stock and shares of Common Stock underlying convertible notes equally but will not affect the outstanding shares of Super Voting Preferred Stock. The Company believes that the Reverse Stock Split will benefit all stockholders, as without the Reverse Stock Split, the Company in all likelihood will have difficulties if and when it seeks to raise additional capital for which there can be given no assurance.

However, the reduction in the number of outstanding shares of Common Stock following implementation of the Reverse Stock Split, if implemented, could adversely affect the trading market for our Common Stock by reducing the relative level of liquidity of the shares of Common Stock. Further, there can be no assurance that the Reverse Stock Split will result in a proportionate increase or, for that matter, any increase, in the price of the shares of Common Stock subject to quotation on the OTC Market.

Any new shares issued following the Effective Date of the Reverse Stock Split will be fully-paid and non-assessable shares. On the Effective Date of the Reverse Stock Split, the number of stockholders will remain unchanged because those stockholders who would otherwise receive only be entitled to receive a fractional share will receive a number of shares rounded up to the third whole integer in such a manner that every stockholder shall own at least 100 shares as a result of the Reverse Stock Split.

The Reverse Stock Split will not change the number of authorized shares of Common Stock, which will continue to be 900,000,000 shares of Common Stock, or the par value of our Common Stock, which will continue to be $0.001 per share. While the aggregate par value of our outstanding Common Stock will be reduced as a result of the Reverse Stock Split, our additional paid-in capital will be increased by a corresponding amount. Therefore, the Reverse Stock Split will not affect our total stockholders’ equity. All share and per share information will be retroactively adjusted to reflect the Reverse Stock Split for all periods presented in our future financial reports and regulatory filings.

On November 18, 2019, the closing price of our shares subject to quotation on the OTC Market was $0.04 and the total market value was approximately $2,783,029 based on the 69,575,734 shares of Common Stock issued and outstanding.

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Rationale for the Reverse Split

The Board of Directors believes that a Reverse Stock Split should, at least initially, increase the price of our shares of Common Stock to approximately $4.00 per share, in the event that our Board of Directors elected to implement the maximum reverse based on a one-for-one hundred (1:100) ratio, which ratio is subject to the discretion of our Board of Directors. Our stockholders should understand that as of the date of this Information Statement, our Board has not determined the exact ratio of the Reverse Stock Split nor the date that the Reverse Stock Split will be implemented. Nevertheless, the Joint Written Consent provides that the Reverse Split must be implemented before December 31, 2020, subject to approval of the Reverse Stock Split by FINRA.

While the Reverse Stock Split will not increase to total market value of our Common Stock, the Board of Directors believes that the increase in the price of our shares of Common Stock, which increase may not necessarily be sustained, should make our shares of Common Stock more attractive to potential investors, encourage investor interest and trading in, and possibly the marketability of, our Common Stock.

In addition, because brokers’ commissions on lower-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current per share price of our Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) that constitute a higher percentage of their total share value than would be the case if the share price of our Common Stock were higher. This difference in transaction costs may also further limit the willingness of institutional investors to purchase shares of our Common Stock.

Trading in our shares of Common Stock also may be adversely affected by a variety of policies and practices of brokerage firms that discourage individual brokers within those firms from dealing in low-priced stocks. These policies and practices pertain to the payment of brokers’ commissions and to time-consuming procedures that make the handling of low-priced stocks unattractive to brokers from an economic standpoint. Similarly, many brokerage firms are reluctant to recommend low-priced stocks to their customers and the analysts at many brokerage firms do not provide coverage for such stocks. The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, the Company’s aggregate market capitalization could be reduced to the extent that any increase in the market price of the Common Stock resulting from the Reverse Stock Split is proportionately less than the decrease in the number of shares of Common Stock outstanding.

The Board further believes that the total number of shares of our Common Stock currently outstanding is disproportionately large relative to our present market capitalization and that the Reverse Stock Split would bring the number of outstanding shares to a level more in line with other companies with comparable market capitalizations. Moreover, the Board considered that when the number of outstanding shares of Common Stock is unreasonably large in relation to Company’s operations. Upon implementation of the Reverse Stock Split and decrease the number of shares of Common Stock that are issued and outstanding, our investors could more easily understand the impact on earnings or loss per share attributable to future developments in our business.

We ultimately cannot predict whether, and to what extent, the Reverse Stock Split would achieve the desired results. The price per share of our Common Stock is a function of various factors, including the profitability of our business operations.

Accordingly, there can be no assurance that the market price of our Common Stock after the Reverse Stock Split would increase in an amount proportionate to the decrease in the number of issued and outstanding shares, or would increase at all, that any increase can be sustained for a prolonged period of time or that the Reverse Stock Split would enhance the liquidity of, or investor interest in, our Common Stock.

Notwithstanding the foregoing, our Board of Directors believes that the potential positive effects of the Reverse Stock Split outweigh the potential disadvantages. In making this determination, our Board of Directors has taken into account various negative factors, including: (i) the negative perception of Reverse Splits held by some stock market participants; (ii) the adverse effect on liquidity that might be caused by a reduced number of shares outstanding; and (iii) the costs associated with implementing the Reverse Split. The effect of the Reverse Stock Split upon the market price of our Common Stock cannot be predicted with any certainty, and the history of similar stock splits for companies in similar circumstances to ours is varied. It is also possible that the Reverse Stock Split may not increase the per share price of our Common stock in proportion to the reduction in the number of shares of our Common Stock outstanding or result in a permanent increase in the per share price, which depends on many factors.

After considering the foregoing factors, our Board determined that amending our Articles of Incorporation to implement the Reverse Stock Splitis in our best interests and that of our stockholders.

Effects of the Reverse Split

After the filing of the Definitive Information Statement on Schedule 14C and the determination by the Board of Directors of the ratio of the Reverse Split, the Company will file a Certificate of Amendment to our Articles of Incorporation with the State of Idaho and make application to FINRA to approve the Reverse Stock Split of our issued and outstanding Common Stock, to be effective upon receipt of approval be FINRA (the “Effective Date”), which will also change our symbol on the OTC Market from “MMMM” to “MMMMD” for a period of twenty (20) business days following the Effective Date to indicate to the brokerage and investment community that the Reverse Stock Split has occurred.

Except for the number of shares of Common Stock outstanding, the rights and preferences of shares of our Common Stock prior and subsequent to the Reverse Stock Split would remain the same. We do not anticipate that our financial condition, the percentage of our stock owned by management, the number of our stockholders, or any aspect of our current business would materially change as a result of the Reverse Split.

Our Common Stock is currently registered under Section 12(g) of the Exchange Act and, as a result, we are subject to periodic reporting and other requirements. The proposed Reverse Stock Split would not affect the registration of our Common Stock under the Exchange Act.

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After the Effective Date of the Reverse Split, each stockholder would own a reduced number of shares of our Common Stock, based upon the ratio of the reverse, which will be subject to the determination of our Board of Directors. However, a Reverse Stock Split would affect all stockholders equally and will not affect any stockholder’s percentage ownership of the Company, except for the immaterial result that the Reverse Stock Split shall involve in the rounding up of any fractional shares up to the third whole integer in such a manner that every stockholder shall own at least 100 shares as a result of the Reverse Split, as described herein. For example, a holder of two (2%) percent of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold two (2%) percent of the voting power of the outstanding shares of Common Stock after the Reverse Split. However, with respect to those stockholders who, as a result of the Reverse Split, would have owned less than 100 shares but, as a result of the rounding up to the third whole integer (or 100 shares), their post-Reverse Stock Split ownership percentage may differ slightly as a result of the rounding up provision. Proportionate voting rights and other rights and preferences of the holders of our Common Stock would not be affected by the Reverse Split. There will be no payment of cash in lieu of any fractional shares. Furthermore, the number of stockholders of record would not be affected by the Reverse Split. Authorized but Unissued Shares; Potential Dilution and Anti-Takeover Effects.

Upon the Effective Date of the Reverse Split, the Company is expected to have approximately 695,757 shares issued and outstanding, assuming a 1:100 Reverse Stock Split and will continue to have 900,000,000 shares of Common Stock authorized. Based on a 1:100 Reverse Split, the Company will have available 899,304,243 shares of Common Stock authorized but unissued. However, if the Board of Directors determines that it is in the best interests of the Company and its stockholders to implement a 1:30 or a 1:50 Reverse Split, the Company will have approximately 2,319,191 or 1,391,515 shares of Common Stock issued and outstanding, depending upon the effect of rounding up fraction shares and odd-lot holders to a minimum of 100 shares, after implementation of the Reverse Split. The ultimate determination of the Board of Directors on the ratio of the Reverse Stock Split shall be based upon, among other factors, the prevailing market price of the Company’s shares of Common Stock during the period prior the Reverse Stock Split determination. After the Reverse Stock Split is implemented, there will be available, in any event, a significant number of authorized but unissued shares of Common Stock available for issuance from time to time for business purposes as reasonably determined by the Board of Directors, including for use in capital-raising transactions and acquisitions, among other purposes, consistent with our business objectives.

The significant increase in the proportion of unissued authorized shares to issued shares after the Reverse Stock Split could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of our Board of Directors or contemplating a tender offer or other transaction for the combination of our company with another company), we are not proposing the Reverse Stock Split in response to any effort of which we are aware to accumulate any of our shares of our Common Stock or to otherwise seek to obtain control of the Company. Our Board of Directors does not currently contemplate recommending the adoption of any other proposals that could be construed to affect the ability of anyone to take over or change the control of the Company.

We believe that the availability of the additional shares will provide us with the flexibility to pursue potential transactions as they arise, to take advantage of desirable business opportunities and to respond effectively in a changing corporate environment. For example, we may elect to issue shares of Common Stock to raise equity capital, to make acquisitions using shares of Common Stock, to establish strategic relationships with other companies, to adopt additional employee benefit plans or reserve additional shares for issuance under such plans, where the Board determines it advisable to do so, without the necessity of soliciting further stockholder approval, subject to applicable stockholder vote requirements.

If we issue additional shares for any of the above purposes, the aggregate ownership interest of our current stockholders, and the interest of each such existing stockholder, would be diluted, possibly substantially. Although we continually examine potential transactions, we have no current plans or arrangements to issue any additional shares of Common Stock. Furthermore, the additional shares of Common Stock that would become available for issuance upon the Effective Date of the Reverse Stock Split could also be used by the Company’s management to oppose any potential hostile takeover attempt or delay or prevent changes in control or changes in or removal of the Company.

For example, without further stockholder approval, our Board of Directors could authorize the issuance and sale of shares of Common Stock in one or more private transactions to purchasers who would oppose a takeover or favor the current Board. Although the Reverse Stock Splitwas based upon business and financial considerations that we consider reasonable and necessary as of the Record Date, as discussed above, stockholders nevertheless should be aware that approval of one or more of the proposals could facilitate future efforts by management to deter or prevent a change in control of the Corporation.

Accounting Matters

The Reverse Stock Split would not affect the par value of our Common Stock. As a result, on the Effective Date of the Reverse Split, the stated par value capital on our balance sheet attributable to our Common Stock would be reduced and the additional paid-in capital account would be credited with the amount by which the stated capital is reduced. The per-share net income or loss and net book value per share of our Common Stock would be increased because there would be fewer shares of our Common Stock outstanding.

We present earnings per share (“EPS”) in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 128, “Earnings per Share,” and we will comply with the requirements of SFAS No. 128 with respect to reverse stock splits. In pertinent part, SFAS No. 128 says as follows: “If the number of common shares outstanding decreases as a result of a reverse stock split, the computations of basic and diluted EPS shall be adjusted retroactively for all periods presented to reflect that change in capital structure. If changes in Common Stock resulting from reverse stock splits occur after the close of the period but before issuance of the financial statements, the per-share computations for those and any prior-period financial statements presented shall be based on the new number of shares. If any per-share computations reflect such changes in the number of shares, that fact shall be disclosed.”

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Fairness of the Process

The Board of Directors did not obtain a report, opinion, or appraisal from an appraiser or financial advisor with respect to the Reverse Stock Split and no representative or advisor was retained on behalf of the unaffiliated stockholders to review or negotiate the transaction. The Board of Directors concluded that the additional expense of these independent appraisal procedures was unreasonable in relation to the Company’s available cash resources and concluded that the Board of Directors could adequately establish the fairness of the Reverse Stock Split without the engagement of third parties.

Street Name Holders of Common Stock

The Company intends for the Reverse Stock Split to treat stockholders holding Common Stock in street name through a nominee (such as a bank or broker) in the same manner as stockholders whose shares are registered in their names. Nominees will be instructed to affect the Reverse Stock Split for their beneficial holders. However, nominees may have different procedures. Accordingly, stockholders holding Common Stock in street name should contact their nominees.

Stock Certificates

Mandatory surrender of certificates is not required by our stockholders. The Company’s transfer agent will adjust the record books of the company to reflect the Reverse Stock Split as of the Effective Date of the Reverse Split. New certificates will not be mailed to stockholders.

Federal Income Tax Consequences

The following description of federal income tax consequences of the reverse stock split is based on the Internal Revenue Code of 1986, as amended, the applicable Treasury Regulations promulgated thereunder, judicial authority, and current administrative rulings and practices as in effect on the date of this information statement. The discussion is for general information only and does not cover any consequences that apply for special classes of taxpayers (e.g., non-resident aliens, broker-dealers or insurance companies). We urge all stockholders to consult their own tax advisers to determine the particular consequences to each of them of the reverse stock split.

We have not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the reverse stock split. We believe, however, that because the reverse stock split is not part of a plan to periodically increase or decrease any stockholder’s proportionate interest in the assets or earnings and profits of our company, the reverse stock split would have the federal income tax effects described below.

The exchange of pre-split shares for post-split shares should not result in recognition of gain or loss for federal income tax purposes. In the aggregate, a stockholder’s basis in the post-split shares would equal that stockholder’s basis in the pre-split shares. A stockholder’s holding period for the post-split shares would be the same as the holding period for the pre-split shares exchanged therefore. Provided that a stockholder held the pre-split shares as a capital asset, the post-split shares received in exchange therefore would also be held as a capital asset.

There is no provision for stockholders’ receiving cash in lieu of any fractional share interest because any fractional shares will be rounded up to the third whole integer in such a manner that every stockholder shall own at least 100 shares as a result of the Reverse Split, instead fractional shares are being rounded up to the next whole share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table lists the number of shares of Common Stock of our Corporation as of the Record Date, November 18, 2019, that are beneficially owned by (i) each person or entity known to our Corporation to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each officer and director of our Corporation; and (iii) all officers and directors as a group. Information relating to beneficial ownership of Common Stock by our principal stockholders and management is based upon information furnished by each person using “beneficial ownership” concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within sixty (60) days. Under the rules of the SEC, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he/she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

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Name of Beneficial Owner	Common Stock Beneficially Owned (1)		Percentage of Common Stock Owned (1)
Sheldon Karasik, Former CEO, Chairman and Director	10,200,000		14.66%
13 Bow Circle, Suite 170
Hilton Head, South Carolina 29928

Ben Porterfield	11,200,000		16.10%
Box 11527
Anchorage, AK 99511

Quest Minerals Corporation	5,600,000		8.05%
254 W Hanley Avenue, Suite A
Coeure d’ Alene, ID 83815

James G. Baughman	4,200,000		6.04%
91000 E. Florida Ave, 1-201
Denver, CO 80246

Pat Dileo, CEO and Chairman	35,483,624	(2)	51.00%
122 Dickinson Avenue
Toms River, NJ 08753

Carl Dorvil, Director	-0-		0%
122 Dickinson Avenue
Toms River, NJ 08753

Derrick Chambers, Director	-0-		0%
122 Dickinson Avenue
Toms River, NJ 08753

Nany Martin	5,500,000		7.90%
13 Bow Circle, Suite 170
Hilton Beach, SC 29928

Director and Officer (3 person)	35,483,624	(2)	51.00%

_________________

(1)	Applicable percentage ownership is based on 69,575,734 shares of Common Stock outstanding as of November 18, 2019. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of November 18, 2019 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Represents one (1) share of Series B Super Voting Preferred Stock, which is entitled to vote together with the holders of our Common Stock upon all matters that may be submitted to holders of our Common Stock for a vote, and on all such matters, the share of Series B Super Voting Preferred Stock shall be entitled to that number of votes equal to 51% of the total number of votes that all issued and outstanding shares of Common Stock and all other securities of the Company are entitled to, as of any such date of determination, on a fully diluted basis. At November 18, 2019, the Record Date, the Series B Super Voting Preferred Stock was entitled to 35,483,624 votes, representing 51% of the 69,575,734 shares of Common Stock outstanding on such Record Date.

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ADDITIONAL INFORMATION

The Corporation is subject to the filing requirements of the Exchange Act, and in accordance therewith files reports, proxy/information statements and other information including annual and quarterly reports on Form 10-K and 10-Q (the “Exchange Act Filings”) with the SEC. Reports and other information filed by the Corporation can be inspected and copied at the public reference facilities maintained at the Commission at 100 F Street, NE Washington, D.C, 20549. Copies of such material can be obtained upon written request addressed to the Commission, Public Reference Section, 100 F Street, NE Washington, D.C 20549, at prescribed rates. The Commission maintains a web site on the Internet ( http://www.sec.gov ) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission through the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).

We will provide without charge an information statement upon written or oral request of such person by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any and all of the information that has been incorporated by reference in this proxy statement (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that the proxy statement incorporates). Such requests should be directed to the address and phone number indicated below. This includes information contained in documents filed subsequent to the date on which definitive copies of the proxy statement are sent or given to security holders, up to the date of responding to the request.

By order of the Board of Directors:

QUAD M SOLUTIONS, INC.

122 Dickinson Avenue

Toms River, NJ 08753

Tel: 732-423-5520

November 29, 2019	By:	/s/ Pat Dileo
	Name:	Pat Dileo
	Title:	Chairman and Chief Executive Officer

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EXHIBIT A

JOINT WRITTEN CONSENT

OF THE BOARD OF DIRECTORS

AND

MAJORITY CONSENTING STOCKHOLDERS OF QUAD M SOLUTIONS, INC.

WHEREAS, the Board of Directors (the “Board”) of the Quad M Solutions, Inc. (the “Corporation”) deems it in the best interests of the Corporation and its stockholders to implement a reverse stock split of our outstanding Common Stock, $0.001 par value per share, at any ratio up to 1-for-100, at such time as our Board of Directors shall determine, in its sole discretion, before December 31, 2020 (the “Reverse Stock Split”).

WHEREAS, in order to effectuate the Reverse Stock Split, the Board deems it advisable and in the best interests of the Corporation to amend its Articles of Incorporation by the filing of Articles of Amendment with the Secretary of State of the State of Idaho.

NOW, THEREFORE, BE IT RESOLVED, that the Articles of Amendment to the Articles of Incorporation of the Corporation in the form attached hereto as Exhibit B (the “Articles of Amendment”) is hereby adopted and approved, as follows:

FURTHER RESOLVED, that, subject to the foregoing, any officer of the Corporation, be and hereby is authorized, empowered and directed, for and on behalf of the Corporation, to take such further action and execute and deliver any additional instruments, Articles, filings or other documents and to take any additional steps as any such officer deems necessary or appropriate to effectuate the purposes of the foregoing resolution; and

FURTHER RESOLVED, that any action or actions heretofore taken by any officer of the Corporation for and on behalf of the Corporation in connection with the foregoing resolutions are hereby ratified and approved as the actions of the Corporation; and

FURTHER RESOLVED , that this Joint Written Consent of the Board of Directors and Majority Consenting Stockholders shall be added to the corporate records of this Corporation and made a part thereof, and the resolutions set forth above shall have the same force and effect as if adopted at a meeting duly noticed and held by the Board of Directors and the consenting stockholder of this Corporation. This Joint Written Consent may be executed in counterparts and with facsimile signatures with the effect as if all parties hereto had executed the same document. All counterparts shall be construed together and shall constitute a single Joint Written Consent; and

FURTHER RESOLVED , that the undersigned, constituting the entire Board of Directors and the Majority Stockholders of the Corporation, hereby take the following actions without the formality of convening a Meeting of Stockholders in accordance with the Title 30, Chapters 20, 21 and 29 of the Idaho Code, with the same effect as if such actions were taken pursuant to resolutions presented to and adopted by the Holders of the Majority of Shares Entitled to Vote thereof, and thereby direct that this Joint Written Consent of the Board of Directors and Majority Stockholders be filed with the minutes of the meetings of the Corporation.

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EXHIBIT B

ARTICLES OF AMENDMENT

The Articles of Incorporation of this Corporation be amended to read as follows:

1. Article III is amended to read as follows

“ The Corporation shall be authorized to issue nine hundred and ten million (910,000,000) shares of capital stock, of which nine hundred million (900,000,000) shares shall be shares of common stock, par value $0.001 per share (“Common Stock”) and ten million (10,000,000) shares shall be shares of preferred stock, par value of $0.01 per share, of which: (1) one share of the preferred stock shall be a Series B Super Voting Preferred Stock as set forth in the Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series B Super Voting Preferred Stock; (2) 400,000 shares of the preferred stock shall be a Series C Convertible Preferred Stock as set forth in the Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series C Convertible Preferred Stock; (3) 400,000 shares of the preferred stock shall be a Series D Convertible Preferred Stock as set forth in the Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series D Convertible Preferred Stock; (4) 18,182 shares of the preferred stock shall be a Series E Convertible Preferred Stock as set forth in the attached Certificate of Designation of the Preferences, Rights, Limitations, Qualifications and Restrictions of the Series D Convertible Preferred Stock, and (5) as to the remaining shares of preferred stock, the Directors of the Company are empowered to fix such series, classes, preferences and dividends as may be adopted in the future by the Directors.”

The number of shares of Common Stock that are issued and outstanding as of November 18, 2019 shall be subject to a reverse stock split on a one-for-100 (1:100) basis.”

QUAD M SOLUTIONS, INC.

By its Board of Directors:

/s/ Pat Dileo, Chairman

/s/ Carl Dorvil, Director

/s/ Derrick Chambers, Director

Dated: November 18, 2019

Name of Majority Consenting Stockholders	Number of Voting Shares
Pat Dileo	35,075,624
Total	35,075,624
Percent	51.00

Dated: November 18, 2019

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